Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 25, 2026, relating to the financial statements of TCGX Acquisition Corp. II as of July 24, 2026 and for the period from June 16, 2026 (inception) through July 24, 2026 (which includes an explanatory paragraph related to TCGX Acquisition Corp. II’s ability to continue as a going concern) which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 25, 2026